Exhibit 10.2
EXHIBIT A
MARSHALL EDWARDS, INC.
NONQUALIFIED STOCK OPTION GRANT
     This NONQUALIFIED STOCK OPTION GRANT, dated as of June 18, 2010 (the “Date of Grant”), is delivered by Marshall Edwards, Inc. (the “Company”) to Thomas Zech (the “Grantee”).
RECITALS
     A. The Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of Options to purchase Shares. The Compensation Committee has decided to make an Option grant as an inducement for the Grantee to continue in the employ or service of the Company and its Affiliates and to promote the best interests of the Company and its stockholders. References in this Agreement to the Compensation Committee shall include any successor thereto appointed under and in accordance with the Plan. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 73,463 Shares at an Exercise Price of $1.52 per Share. The Option shall become exercisable according to Paragraph 2 below.
2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee continues to be employed by, or provide service to, the Company and any Affiliate on the applicable date:
     (a) the Option shall become exercisable with respect to 25% of the Shares subject to the Option on the 12-month anniversary of the “Effective Date” (as that term is defined in that certain employment agreement between the Grantee and the Company dated June 18, 2010 (the “Employment Agreement”)); and
     (b) the Option shall become exercisable with respect to 2.0833% of the Shares subject to the Option on the first day of each of the next 36 calendar months following the 12-month anniversary of the Effective Date; provided, that
     (c) in the event that the Grantee’s employment is terminated by the Company other than for “Cause” or by the Grantee for “Good Reason” (as those terms are defined in the Employment Agreement), in addition to those Shares for which the Option is already exercisable as determined in accordance with Paragraphs (a) and (b) hereof, upon such termination of employment, the Option shall become exercisable with respect to an additional number of Shares as would have been exercisable pursuant to Paragraphs (a) and (b) hereof had the Grantee continued employment with the Company for an additional 12 months; and provided, further, that
The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.
3. Term of Option.
     (a) The Option shall have a term of five years from the Date of Grant and shall terminate at the expiration of that period June 17, 2015, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.
     (b) The Option shall automatically terminate upon the happening of the first of the following events:
     (i) The ninety-first day following the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate, if the termination is for any reason other than Disability, death or Cause.
     (ii) The first anniversary of the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate on account of the Grantee’s death or Disability.
     (iii) The date on which the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate for Cause. Notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause at any time while the Grantee is employed by, or provides service to, the Company and any Affiliate or after the Grantee’s termination of employment or service, the Option shall immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of the Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in forfeiture.
     (iv) The date of cancellation, termination, or expiration of the Option pursuant to action taken by the Compensation Committee in accordance with Sections 13 or 16 of the Plan.
Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the fifth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate shall immediately terminate.
4. Exercise Procedures.

     (a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable portion of the Option by giving the Company written notice of exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Compensation Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the Exercise Price (a) in cash, (b) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price, or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (c) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (d) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent the Option is at the time exercisable for vested Shares, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion of the Option exceeds the aggregate Exercise Price payable for those Shares. Notwithstanding any provision contained herein, Shares used to exercise the Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.
     (b) The Company’s obligation to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate by the Compensation Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent in writing that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other written representation as the Compensation Committee deems appropriate.
     (c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Compensation Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Company and any Affiliate, as applicable with respect to the Option by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee.
     (d) Payment for the Shares to be issued or transferred pursuant to the Option and any required withholding taxes must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.

5. Change in Control. Subject to the obligation to accelerate the exercisability of the Option as described in Paragraph 2 hereof, the provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Compensation Committee may take such actions as it deems appropriate pursuant to and in accordance with the Plan.
6. Restrictions on Exercise. Except as the Compensation Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the personal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
7. Grant Subject to Plan Provisions. Except as otherwise provided in the recitals above, this grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Compensation Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) legal requirements applicable to issuance of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law. The Compensation Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. In the event that there is a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern.
8. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by, or in the employ or service of, the Company and any Affiliate and shall not interfere in any way with the right of the Company and any Affiliate to terminate the Grantee’s employment or service at any time. The right of the Company and any Affiliate to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
9. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
10. Assignment and Transfers. Except as the Compensation Committee may otherwise permit pursuant to the Plan and as otherwise provided in this Agreement, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in the Plan and this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the

Company and to the Company’s parents, subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to any employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and the Grantee arising under the Plan or this Agreement shall be arbitrated in accordance with the procedures set forth in such employment agreement.
12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at Marshall Edwards, Inc., 140 Wicks Road, North Ryde, New South Wales 2113, Australia, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company and any Affiliate, as applicable, or to such other address as the Grantee may designate in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
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     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

Marshall Edwards, Inc.
Attest:

	By:	/s/ Daniel P. Gold

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Compensation Committee shall be final and binding.

Grantee:	/s/ Thomas Zech

Date: June 18, 2010